  Wachovia Bank, N.A.

NC1156

401 S. Tryon Street, 14th floor

Charlotte, NC  28288-1156

September  2007

«Contact_Full_Name_Formal»

«Client_Name»

«Client_Address_1»

«Client_Address_2»

«Client_City», «Client_State»  «Client_Zip»

Re:  Important action required for your retirement plan

       «Plan_Name»

Dear «Contact_Dear»:

We are writing to inform you of a fund merger proposed by Evergreen Investments for an Evergreen fund that may be included as an investment option in your retirement plan.  Information about this change is being provided to you on behalf of Evergreen Investments.  Pending shareholder approval, Evergreen Limited Duration Fund will merge into Evergreen Ultra Short Opportunities Fund on or about October 13, 2007.

The Fund’s investment objectives are substantially similar and the principal investment strategies of these funds are similar.  Please review the fund merger information provided on the next page for specific information about the impact of the merger on Evergreen Ultra Short Opportunities Fund’s fees and expenses.

Evergreen Investments believes investors will benefit as a result of the proposed merger because of experienced investment management in the Evergreen Ultra Short Opportunities Fund and possible benefits resulting from potential economies of scale associated with the larger fund once the merger is complete.  Please review the performance of both funds below.

Average Annual Total Return (period ending 12/31/2006)
Limited Duration Fund Class I	Ultra Short Opportunities Fund Class I
Class Inception Date 1 year 5 year 10 year 11/24/1997 4.65% 3.17% 4.82%	Class Performance Inception Since Inception Date 1 year (5/29/03) 5/29/2003 5.13% 3.84%
Class I Calendar Year-by-Year Comparison
97 98 99 00 01 02 03 04 05 06 Limited Duration 6.49% 6.27% 3.34% 8.11% 8.37 4.61% 2.39% 1.93% 2.30% 4.65% Ultra Short Opportunities 3.10% 3.23% 5.16%

For more information about Evergreen Ultra Short Opportunities Fund, including investment objective, strategy and fees and expenses, please read the fund’s prospectus, which was mailed under separate cover with proxy materials, on or about Tuesday, August 7, 2007.

The combination of Wachovia’s affiliation with Evergreen Investments and Wachovia’s role with respect to your plan means that we must receive your consent in order to facilitate the exchange of shares held by your plan and to make the Evergreen Ultra Short Opportunities Fund available as an investment alternative.  If you decide not to consent to the exchange, please contact me immediately so that we can make other arrangements regarding your plan’s holdings in the Evergreen Limited Duration Fund.

Completed consent form deadline September 28, 2007

We request that you sign the enclosed Disclosure and Consent Form and return it to us in the prepaid envelope provided.  The form should be signed by an independent plan fiduciary that is responsible for selecting the investment alternatives for the plan (e.g., a member of the plan committee).  We must receive your completed consent form by September 28, 2007 in order to avoid any disruption of your plan investments.

As mentioned previously, under separate cover, you will receive a prospectus/proxy statement relating to the proposed merger and a prospectus for the Evergreen Ultra Short Opportunities Fund through which you may exercise your right as a shareholder to vote on the proposed merger.  It is important that you vote, sign and return the proxy card.  If you do not return a completed proxy card, we will assume that your direction for voting your plan’s shares is to abstain from voting on the issues presented in the proxy.

Fund Merger information

	Share Class	Management Fees	Distribution and/or Service (Rule 12b-1) Fees	Other Expenses	Total Annual Fund Operating Expenses (Before Waiver)	Total Annual Fund Operating Expenses (After Waiver)
Limited Duration- Merging	I	0.22%	0.00%	0.19%	0.41%
Ultra Short Opportunities-survivor	I	0.30%	0.00%	0.29%	0.63%(1)	0.57%(2)

The Total Annual Fund Operating Expensed (Before Waiver) include 0.10% of interest expense.  Excluding interest expense, Total Annual Fund Operating Expensed (Before Waiver) would be 0.53% for class I.

The Fund’s investment advisor has contractually agreed to waive the management fee and/or reimburse expenses for a period of two years beginning in October 2007 in order to limit direct Total Annual Fund Operating Expenses (After Waiver) so that they do not exceed, in the aggregate, 0.47% for Class I.  This contractual limit does not include interest expense.

Participants in plans that provide quarterly statements will receive notification of these changes in their statements for the period ending September 30, 2007, as well as through our participant Website.  Wachovia’s Call Center Representatives are prepared to assist participants with any questions they may have regarding these changes.

Please review the attached information and contact me directly at «F14»with any questions or if I can provide any additional information.  I look forward to continuing to serve your retirement plan needs.

Sincerely,

«Relationship_Manager_Full_Name»

Wachovia Retirement Services

Enclosure

Investments in retirement plans do not guarantee a profit or return of principal.

Mutual Funds: NOT FDIC INSURED | NOT BANK GUARANTEED | MAY LOSE VALUE